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                                                                  EXHIBIT 10.17


                   AMENDED AND RESTATED EMPLOYMENT AGREEMENT


     THIS AGREEMENT is entered into as of this 1st day of April, 1996, by and between GYNCOR, INC., a Delaware corporation (the "Corporation"), and MARYBETH GERRITY, Ph.D. (the "Employee").

RECITALS:

     A. The Corporation has been organized under the laws of the State of Delaware and specializes in the management and administration of medical practices, including prepaid and fee-for-service medical care.

     B. The Corporation currently provides Management Services to certain medical service corporations (the "Affiliated Corporations"), each of which uses the name The Center for Human Reproduction ("CHR") in the conduct of the business or medical practice, and in the future, the Corporation may manage the medical practices of other medical service corporations, partnerships, limited liability companies, proprietorships or other entities which use the name CHR in the conduct of their businesses or medical practices.

     C. The Employee is currently the Senior Vice President of Operations and Development of the Corporation, pursuant to an Employment Agreement dated June 13, 1995 (the "Current Employment Agreement").

     D. The Employee is a Certified High Complexity Laboratory Director and a Certified Clinical Laboratory Consultant.

     E. The Corporation is pursuing an initial public offering of its common stock (the "Public Offering"), and, in contemplation of the Public Offering, Employee and the Corporation have agreed to amend and restate the terms and conditions of Employee's employment with the Corporation, which amendments and restatements shall become effective upon completion of the Public Offering.

     NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. EMPLOYMENT.

     (a) Position. The Corporation and Employee agree that during the term of this Agreement, Employee will serve as the Senior Vice President of Operations and Development with areas of responsibility including regulatory affairs, supervision of billing and purchasing, business development planning and such other responsibilities as determined by the Corporation's President in consultation with Employee. Although Employee's office will be located at 750 North Orleans, Chicago, Illinois, she will allocate her time among the Corporation's other offices and laboratories, as the responsibilities of her job may require.


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     (b) Duties and Restrictions.  Employee shall devote her full-time and best efforts in the performance of her duties on behalf of the Corporation to further the interests of the Corporation. During the term of this Agreement, Employee shall be permitted to devote such time to performing laboratory and related services for the Affiliated Corporations as is necessary or appropriate for her to maintain in good standing her licenses and credentials. Employee may engage in teaching, lecturing, speaking, publishing, honoraria and book royalties and retain the income and pay the expenses from such activities; provided that the President of the Corporation in the exercise of her reasonable business judgment agrees in writing that such activities do not interfere with the performance of Employee's employment duties.

     (c) Research and Publications. Employee will cooperate and assist other employees of the Corporation or Affiliated Corporations in preparation of clinical and research papers for publication, and will use her best efforts to elevate the standing of the members of the Corporation and Affiliated Corporations in the field of laboratory science by submission of articles for publication.

2. TERM.

     Unless and until the Corporation's Registration Statement on Form S-1 relating to the Public Offering is declared effective by the Securities and Exchange Commission (the "Effective Date"), the Current Employment Agreement shall remain in full force and effect. The initial term of this Agreement shall commence on the Effective Date and continue for a term of three years (the "Initial Term"). The terms and conditions of this Agreement shall be automatically renewed for subsequent terms of one (1) year (each, a "Renewal Period") unless at least ninety (90) days prior to the commencement of a Renewal Period, either the Corporation or the Employee shall give notice to the other of its or her intent to not renew this Agreement. If notice of intent to not renew this Agreement is given by either the Corporation or the Employee pursuant to this Section 2, such notice shall constitute termination without Cause for purposes of this Agreement, and any rights of the Employee arising as a result of such termination without Cause shall survive such termination of this Agreement. Notwithstanding the foregoing, this Agreement may be terminated as hereinafter provided.

3. COMPENSATION.

     (a) Base Salary. As a salary ("Base Salary") for all of the services rendered by Employee, the Corporation shall pay Employee Two Hundred Fifty Thousand Dollars ($250,000) per annum, payable in equal monthly installments. Employee's salary will be prorated for any partial year. Employee acknowledges that a part of her salary may be the result of services Employee provides through contractual arrangements with third parties including affiliated hospitals. Except as otherwise specifically provided in this Agreement, payments to Employee for services rendered after the Effective Date related to an agreement with a hospital or third party, will be paid or endorsed over by Employee to the Corporation or an Affiliated Corporation as the Corporation directs.

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      (b) Bonus. Employee shall be eligible for periodic bonuses from the
Corporation to be determined by the Corporation's Compensation Committee; provided that for each year during the Initial Term, Employee's annual bonus shall not be less than $75,000, prorated for any partial year.

      (c) Benefits. The Employee shall be eligible to participate in any health, life, disability and retirement or fringe benefit plan, if any, in accordance with the terms with respect to which said plans may be adopted by the Corporation from time to time; provided that with respect to any such plan or benefit, the Employee shall have the obligation to comply with the requirements necessary to obtain such insurance coverages or benefits. However, if Employee elects to retain her current health and disability insurance coverages, the Corporation will reimburse Employee to maintain her existing health and disability insurance coverages.

      (d) Expenses

           (i) The Corporation agrees to pay or reimburse Employee for all reasonable expenses incurred by her in furtherance of the Corporation's business and in connection with performance of Employee's duties hereunder, including, but not limited to, professional society dues, journals, expenses for travel, entertainment, and expenses incurred in attending conventions and seminars within guidelines established by the Corporation from time to time. The Corporation will provide Employee with secretarial and other support services as it deems reasonably necessary for Employee to fulfill her duties. All reasonable expenses for conferences where Employee is presenting a paper or organizing or chairing a session at such conference, plus one other conference, will be paid by the Corporation. The Corporation shall have the sole discretion to decide the business reasonableness of all such expenses. However, Employee's attendance at conventions and seminars is subject to the Corporation's efficient operation, and the parties will consult with one another with respect thereto. The Employee shall submit receipts for payment or reimbursement of all expenses which shall be subject to the Corporation's approval at its sole discretion.

           (ii) In addition to other benefits during the terms of her employment, the Corporation will pay Employee's tuition costs to attend the Executive Master's Program at the J.L. Kellogg Graduate School of Management at Northwestern University.

     (e) Vacation. During each year of the Agreement, and any extensions thereof, the Employee shall be entitled to four (4) weeks of paid vacation time. Further, Employee will receive a two (2) week educational leave of absence for attendance at medical seminars. Attendance at a professional meeting or seminar shall not be deemed a vacation. Whenever Employee is a speaker, presenter of a paper or organizer or chair of a session at a professional meeting, such absence will not reduce her educational leave of absence. Up to one (1) week of vacation time not utilized during any year may be accrued to the next following year. Employee will not be entitled to compensation for unused vacation time upon termination of employment unless there is full compliance with all of the provisions of this Agreement. Further, subject to


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the Corporation's right to schedule the requested vacation period of
Employee to effectuate the efficient operations of the Corporation, and in the interest of patient care, Employee may use up to three weeks of her annual vacation consecutively.

     (f) Loan. The Corporation shall extend to Employee a loan for such amount as is necessary to fund any federal and state income taxes owed by Employee that arise due to options, granted to Employee by the Corporation, to purchase shares of Common Stock of the Corporation. Such loan shall be given by the Corporation to Employee on or before June 12, 1996, and shall be pursuant to a note, in the form to be agreed upon by the parties.

4.   TRADE SECRETS AND INTELLECTUAL PROPERTY.

     Employee recognizes, acknowledges and agrees that (i) financial information concerning the Corporation's business marketing plan, personnel, patient lists, fee schedules, forms, information, business management and methods, and trade secrets; (ii) technical and non-technical medical data such as patterns of utilization of medical services, compilation and analysis of financial information and medical data to prepare and submit bids and proposals to third party payors, including without limitation insurance companies, health maintenance organizations, managed care companies, preferred provider organizations, multi-specialty medical groups or other similar entities to provide medical services on a capitation or discounted fee-for-service basis;
(iii) case records and histories; and (iv) proprietary computer software, management information and information systems of the Corporation constitute trade secrets ("Trade Secrets"). Further, Employee recognizes, acknowledges and agrees that the Trade Secrets are sufficiently secret that the Corporation derives economic value from their not being known to other persons who can obtain economic value from their disclosure or use. Therefore, Employee shall have a continuing duty to the Corporation which shall survive termination of employment to: (i) maintain the secrecy of the Trade Secrets and use such Trade Secrets for the exclusive benefit and advantage of the Corporation; (ii) retain and keep any Trade Secret information which comes into Employee's knowledge, possession or control, regardless of whether by proper or improper means, as strictly confidential and shall not disclose such Trade Secrets to any third party, including without limitation any partnership, corporation, proprietorship or other entity, under her control or ownership, or for whom Employee is a director, shareholder, partner, employee, independent contractor, agent or affiliate in any capacity or from whom she derives direct or indirect economic benefit. Trade Secrets do not include any information that (i) is or becomes generally available to and known by the public (other than as a result of an unpermitted disclosure directly or indirectly by the receiving party or its affiliates, advisors, or representatives); (ii) is or becomes available to the receiving party on a nonconfidential basis from a source other than the furnishing party or its affiliates, advisors, or representatives, provided that such source is not and was not bound by a confidentiality agreement with or other obligation of secrecy to the furnishing party of which the receiving party has knowledge at the time of such disclosure; or (iii) has already been or is hereafter independently acquired or developed by the receiving party without violating any confidentiality agreement with or other obligation of secrecy to the furnishing party. If Employee should leave the employment of the Corporation, Employee will neither take nor retain, without prior written


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authorization from the Corporation, any papers, patient lists, fee schedules, patient records, files, or other documents or copies thereof or other confidential information or Trade Secrets of any kind belonging to the Corporation. Without limiting other possible remedies to the Corporation for the breach of this Section 4, Employee agrees that injunctive or other equitable relief shall be available to enforce this Section 4, such relief to be without the necessity of posting a bond, cash or otherwise, provided that the Corporation shall give the Employee no less than three (3) days' notice prior to seeking such injunctive relief. Employee further agrees that if any restriction contained in this Section 4 is held by any court to be unenforceable or unreasonable, a lesser restriction shall be enforced in its place and such remaining restrictions contained herein shall be enforced independently of each other.

5.   TERMINATION.

     (a) By Employee. Employee may terminate this Agreement at any time during the term upon ninety (90) days prior written notice to the Corporation. Upon such notice of termination from Employee, the Corporation may require Employee to continue to render full time service on the Corporation's behalf, limit or impose reasonable restrictions on Employee's activities during such notice period as it deems reasonably necessary, accept Employee's notice of termination as Employee's resignation from the Corporation at any time during such notice period, and the Corporation may impose during such notice period any other restrictions as it deems reasonably necessary.

     (b) By Corporation. The Corporation may not terminate this Agreement without Cause (as defined in Section 8(a)) during the Initial Term. The Corporation may terminate this Agreement for Cause on ten (10) days notice to the Employee.

6.   RESTRICTIVE COVENANTS.

     (a) Employee Acknowledgements. Employee agrees and acknowledges that in order to assure the Corporation that it will retain its value as a going concern, it is necessary that Employee undertake not to utilize her special knowledge of the Corporation and her relationships with Third Party Payors and Affiliated Corporations to compete with the Corporation. Employee further acknowledges that:

           (i) Employee will occupy a position of trust and confidence with the Corporation and will acquire an intimate knowledge of all proprietary and confidential information concerning the Corporation's provision of management services to the Affiliated Corporations (the "Business");

           (ii) the agreements and covenants contained in this Section 5 are essential to protect the Corporation and the goodwill of the Business;


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           (iii) the Corporation would be irreparably damaged if Employee were to provide services to any person or entity in violation of the provisions of this Agreement; and

           (iv) the scope and duration of the Restrictive Covenants are reasonably designed to protect a protectible interest of the Corporation and are not excessive in light of the circumstances.

     (b) Nonsolicitation. Subject to Section 6(h) below, The "Restricted Period" for purposes of this Agreement shall be the period of time commencing on the date hereof and ending on the date one year after termination of Employee's employment for any reason. Employee hereby agrees that at all times during the Restricted Period, Employee shall not, directly or indirectly, as employee, agent, consultant, stockholder, director, partner or in any other individual or representative capacity, solicit or participate in any business which solicits any entity which is or was a Third Party Payor or a "Prospective Third Party Payor" of the Corporation or the Affiliated Corporations during the Restricted Period for the purpose of marketing, selling or providing any such Third Party Payor any medical or laboratory services that are currently available from the Corporation or the Affiliated Corporations, or encouraging any such Third Party Payor to terminate or otherwise alter its relationship with the Corporation or an Affiliated Corporation; provided that nothing in this Section shall prohibit Employee from (i) negotiating, contracting or participating in the negotiations of any such contracts solely for her own services; and (ii) becoming employed by any company that solicits any entity which is or was a Third Party Payor or a Prospective Third Party Payor of the Corporation or the Affiliated Corporations during the Restricted Period as described above so long as Employee does not participate in such solicitation efforts with respect to laboratory or medical services relating to infertility or assisted reproductive technology. For purposes of this Agreement, "Prospective Third Party Payor" shall mean any entity that the Corporation or any Affiliated Corporation has contacted (orally or in writing), during the one year period prior to the earlier of (i) the date of determination or (ii) the effective date of the termination of Employee's employment with the Corporation, for the purpose of providing medical or laboratory services.

     (c) Interference with Employee Relationships. During the Restricted Period, Employee shall not, directly or indirectly, as employee, agent, consultant, stockholder, director, co-partner or in any other individual or representative capacity, without the prior written consent of the Corporation, employ or engage, recruit or solicit for employment or engagement, any person who is or becomes employed or engaged by the Corporation or an Affiliated Corporation during the Restricted Period, or otherwise seek to influence or alter any such person's relationship with the Corporation or any Affiliated Corporation.

     (d) Non-Competition. Employee hereby agrees that at all times during the Restricted Period, Employee shall not, directly or indirectly, engage in or participate as an employee, agent, consultant, stockholder, director, partner, or in any other individual or representative capacity, the provision of physician practice management services to physicians or medical practices which specialize in the field of reproductive medicine, including, without limitation,



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obstetrics, gynecology, and related areas of female health care and human reproduction; provided that nothing in this Section shall prohibit
Employee from becoming employed by any entity engaged in the provision of physician practice management services so long as Employee does not participate in the provision of such services to physicians or medical practices which specialize in the field of reproductive medicine, including, without limitation, obstetrics, gynecology, and related areas of female health care and human reproduction.

     (e) Injunctive Relief. The Corporation shall be authorized and entitled to obtain from any court of competent jurisdiction temporary, preliminary and permanent injunctive relief as well as other equitable relief without posting a bond, cash or security, which rights and remedies shall be cumulative and in addition to any other rights to which the Corporation may be entitled, provided that the Corporation shall give the Employee no less than three (3) business days' written notice prior to seeking such injunctive relief.

     (f) Blue-Pencil. If any court of competent jurisdiction shall at any time deem the terms of this Agreement or any particular Restrictive Covenant too lengthy or too inclusive, the other provisions of this Section 5 shall nevertheless stand, and the Restricted Period shall be deemed to be the longest period permissible by law under the circumstances, and the restricted activities shall be deemed to include as many activities as permissible by law under the circumstances. The court in each case shall reduce the necessary terms to permissible duration or scope.

     (g) Survival. The provisions of this Section 6 shall survive the termination of this Agreement.

     (h) Bankruptcy Event. If a "Bankruptcy Event" occurs, the provisions of this Section 6 shall terminate immediately without further action of Employee. A "Bankruptcy Event" shall have occurred if the Corporation makes an assignment for the benefit of creditors; or an order, judgment or decree is entered adjudicating the Corporation bankrupt or insolvent; or any order for relief with respect to the Corporation is entered under the Bankruptcy Code; or the Corporation petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of the Corporation, or of any substantial part of the assets of the Corporation, or commences any proceeding relating to the Corporation under any bankruptcy reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction; or any such petition or application is filed, or any such proceeding is commenced, against the Corporation and either (i) the Corporation by any act indicates its approval thereof, consent thereto or acquiescence therein or (ii) such petition, application or proceeding is not dismissed within ninety (90) days.

     (i) Change in Control. If a Change in Control of the Corporation occurs, and, during the 36 months following such Change in Control, Employee is terminated by the Corporation without Cause the covenants set forth in this
Section 6 thereafter shall be of no force and effect.


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7.   DEFINITIONS.

     (a) Cause.  Cause means any one of the following events as they pertain to
Employee:

           (i) Employee's material failure, refusal or inability to perform essential duties required under this Agreement, material failure, refusal or inability to comply with policies of the Corporation which may be established from time to time, or a material breach of a provision of this Agreement; which conditions of termination for Cause continue to exist for sixty (60) days after the Corporation provides written notice to Employee, specifying the nature and extent of the reason for such notice; provided, however, if the reason specified for the notice is not cured within sixty (60) days, but is capable of being cured within a reasonable period of time in excess of sixty (60) days, then termination for Cause shall not occur if Employee commences to cure within the first sixty (60) day period and thereafter diligently and in good faith continues to cure to completion;

           (ii) Employee's willful engaging in gross misconduct materially injurious to the Corporation that has not been cured by Employee within sixty (60) days of written notice from the Corporation specifying the alleged willful gross misconduct and material injury;

           (iii) an act of fraud or dishonesty by Employee that results in material gain or personal enrichment of Employee at the Corporation's expense; or

           (iv) Employee's conviction in a court of competent jurisdiction of any felony offense or any act involving moral turpitude.

The decision to terminate Employee's employment for Cause, to take other action or to take no action in response to such occurrence shall be in the sole and exclusive discretion of the Corporation.

     (b) Definition of Change in Control. For purposes of this Agreement, a Change in Control shall mean the happening of any of the following events following a Public Offering:

           (i) An acquisition of at least twenty percent (20%) by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of the then outstanding shares of common stock of the Corporation (the "Outstanding Corporation Common Stock") or the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the "Outstanding Corporation Voting Securities"); or




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           (ii) The approval by the shareholders of the Corporation of a reorganization, merger, consolidation, complete liquidation or dissolution of the Corporation, the sale or disposition of all or substantially all of the assets of the Corporation or similar corporate transaction (in each case referred to in this Section 7(b) as a "Corporate Transaction") or, if consummation of such Corporate Transaction is subject, at the time of such approval by shareholders, to the consent of any government or governmental agency, the obtaining of such consent (either explicitly or implicitly); or

           (iii) A change in the composition of the Board such that the individuals who, as of the date of the Public Offering, constitute the Board (such Board shall be hereinafter referred to as the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this Section 7(b), that any individual who becomes a member of the Board subsequent to the date of the Corporation's Public Offering whose election, or nomination for election by the Corporation's shareholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; but, provided, further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board.

           Notwithstanding the foregoing provisions of this Section 7(b), the following shall be excluded from the events described in Sections 7(b)(i) and (ii) above: (i) any acquisition by or consummation of a Corporate Transaction with the Corporation, an affiliated business manager or an affiliated corporation, (ii) any acquisition by or consummation of a Corporate Transaction with Employee or Norbert Gleicher, M.D. or any group of which either of them is a member, (iii) the acquisition by or consummation of a Corporate Transaction with any Person who beneficially owned, immediately prior to such acquisition or Corporate Transaction, directly or indirectly, twenty percent (20%) or more of the Outstanding Corporation Common Stock or Outstanding Corporation Voting Securities, or
      (iv) any acquisition or Corporate Transaction, if more than a majority of the beneficial ownership of the entity resulting from the acquisition or Corporate Transaction is held by Persons who held the beneficial ownership of the Outstanding Corporation Voting Securities before the acquisition or Corporate Transaction.

8.    MISCELLANEOUS.

     (a) A waiver of a breach of this Agreement by any party hereto shall not operate or be construed as a waiver of any subsequent breach by either the Corporation or Employee.




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     (b) This Agreement shall be binding upon and inure to the benefit of the
Corporation and Employee and their respective successors, heirs and legal representatives. The Corporation shall have the right to assign its rights and obligations under this Agreement on the sale of its assets, merger or other reorganization.

     (c) Any notice, demand or other communication required, permitted or desired to be given under this Agreement shall be in writing and either:
(i) personally delivered to Employee or (ii) sent by registered mail; and in the case of the Corporation, to the principal office. In the case of (i) notice shall be deemed given on delivery and in the case of (ii) the day following deposit in the U.S. mail with postage prepaid and return receipt requested.

     (d) This Agreement contains the entire understanding of the parties and may not be altered, amended or modified except by written agreement by the parties hereto. No prior, contemporaneous or subsequent oral or written agreement or understanding shall alter or modify the terms hereof.

     (e) In the event that any portion of this Agreement is deemed unenforceable or void by a court of competent jurisdiction, the parties hereto agree that such unenforceable or void provision may be severed from this Agreement without, in any manner, affecting the remaining portions hereof.

     (f) This Agreement shall be governed and construed in accordance with the laws of the State of Illinois, and any action or proceeding arising under this Agreement shall be prosecuted and defended only in the Circuit Court of Cook County, Illinois which court shall have the sole and exclusive jurisdiction over the subject matter and parties.


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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first written above.



EMPLOYEE                                   GYNCOR, INC., a Delaware Corporation




/s/ MARYBETH GERRITY, PH.D.  By:           /s/ NORBERT GLEICHER, M.D.,
- ---------------------------                ---------------------------
Marybeth Gerrity, Ph.D.                    Norbert Gleicher, M.D., President


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